EXHIBIT 99.5

TERMINATION OF COLLATERAL ASSIGNMENT OF CHARTER

THIS TERMINATION AGREEMENT (this "Termination") is made and entered into as of April 8, 2010, by and between (i) THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as successor in interest to Chemical Trust of California and Chase Manhattan Bank And Trust Company, National Association, as collateral trustee (the "Collateral Trustee"), and (ii) CALIFORNIA PETROLEUM TRANSPORT CORPORATION, a company organized under the laws of the state of Delaware ("CPTC"), to the Collateral Assignment of Charter dated as of March 31, 2006 between the Collateral Trustee and CPTC (the "Collateral Assignment").  Capitalized terms used herein without definition shall have the respective meanings ascribed thereto (or incorporated by reference) in the Collateral Assignment, which also contains rules of usage that apply to terms defined therein and herein.

W I T N E S S E T H:

WHEREAS, pursuant to an assignment of charter dated March 31, 2006 (the "Assignment of Charter"), CalPetro Tankers (Bahamas III) Limited (the "Owner") assigned to CPTC, its successors and assigns, all of the Owner's right and title and interest in and to the bareboat charter entered into on March 31, 2006 (the "Charter"), between Front Voyager Inc. and the Owner in respect of the Bahamian registered vessel FRONT VOYAGER (formerly the WILLIAM E. CRAIN), having Official Number 731991 (the "Vessel"), a single-hull Suezmax class crude oil tanker that is no longer permitted to engage in the seaborne transportation of crude oil effective February 26, 2010, under the environmental regulations of the International Maritime Organization (the "New Regulations"); and

WHEREAS, pursuant to the Collateral Assignment, CPTC assigned to the Collateral Trustee, its successors and assigns, all of CPTC's right, title and interest in and to the Charter and the Assignment of Charter; and

WHEREAS, the Vessel serves as collateral for the 8.52% First Preferred Mortgage Notes due 2015 (the "Notes") issued by CPTC; and

WHEREAS, CPTC, the Owner and Frontline Ltd., the manager of the Vessel (the "Manager"), have determined, given that no acceptable replacement charter is available for the Vessel due to the New Regulations , that the Vessel should be released as collateral for the Notes so that it may be delivered and sold on or after April 1, 2010; and

WHEREAS, holders of 99.92% of the aggregate principal amount of the Notes outstanding (the "Majority Noteholders") have consented to changes to the indenture between CPTC and The Bank of New York Mellon Trust Company, N.A. as indenture trustee (the "Indenture Trustee"), dated as of April 1, 1995, as supplemented and amended by Supplement No. 1, dated as of June 28, 2001 and as further supplemented and amended by Supplement 2, dated as of the date hereof (the "Indenture"), and certain collateral agreements in connection therewith (the "Collateral Agreements"), which changes will permit the release of the Vessel as collateral and the sale of the Vessel under the collateral trust agreement dated as of April 5, 1995 among CPTC, the Indenture Trustee, the Collateral Trustee, the Owner, CalPetro Tankers (Bahamas I) Limited, CalPetro Tankers (Bahamas II) Limited, and CalPetro Tankers (IOM) Limited, as amended by Amendment No.1 dated as of June 28, 2001, and as further amended by Amendment No. 2 dated as of April 1, 2010  (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Collateral Trust Agreement"), which changes will permit the sale of the Vessel in accordance with the provisions of the consent solicitation statement dated February 17, 2010, distributed to holders of the Notes (the "Consent Solicitation Statement"); and

WHEREAS, certain of the changes set forth in the Consent Solicitation Statement and approved by holders of Notes will take effect only if the Vessel is sold for an "Adequate Bid"; and

WHEREAS, an "Adequate Bid" is a price such that the net proceeds from the sale of the Vessel (after deducting fees and expenses of the termination and sale) together with any termination payments paid in connection with the previous and current charter of the Vessel that are held by the Collateral Trustee pursuant to the Collateral Trust Agreement are sufficient to redeem the Allocated Principal Amount of Notes at a redemption price equal to the greater of (x) the sum of (A) an amount equal to 100% of the Allocated Principal Amount and (B) the Make-Whole Premium or (y) the applicable Redemption Premium Price, each as defined in the Indenture, plus accrued but unpaid interest to the date of redemption; and

WHEREAS, CPTC, the Owner and the Manager have received an Adequate Bid and the Vessel is being sold in accordance with such Adequate Bid on the date hereof (the "Sale"); and

WHEREAS, the Charter was terminated on April 1, 2010; and

WHEREAS, such termination of the Charter will necessitate the corresponding termination of the Assignment of Charter and Collateral Assignment; and

WHEREAS, the Collateral Assignment is one of the Collateral Agreements to which the Majority Noteholders have consented to amend, supplement, waive or terminate.

NOW, THEREFORE, in reference to and consideration of the foregoing and One Dollar ($1.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1.      Termination of Collateral Assignment.  The Collateral Assignment is hereby terminated in its entirety and is of no force or effect. Neither party shall have any liability or obligation to the other under or in connection with the Collateral Assignment, and any prior notice required in connection with the termination of the Collateral Assignment is hereby waived.

Article 2.      Entire Agreement.  This Termination contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and replaces all prior negotiations and agreements, including the Collateral Assignment, between the parties, whether written or oral.  Each party acknowledges that no party has made any promise, representation, or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof.

Article 3.     Counterparts/Facsimile Signatures.  This Termination may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.  This Termination may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

Article 4.      Successors & Assigns.  This Termination shall be binding upon and inure to the benefit of each of the parties and its or his or her respective assigns, successors in interests, and representatives.

Article 5.      Governing Law.  This Termination shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of laws principles.

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IN WITNESS WHEREOF, the parties hereto have caused this Termination to be executed by an officer thereunto duly authorized, all as of the date first above written.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Trustee

By:	/s/ Marcella Burgess
Name: Marcella Burgess
Title: Vice President

CALIFORNIA PETROLEUM TRANSPORT CORPORATION

By:	/s/ Frank B. Bilotta
Name: Frank B. Bilotta
Title: President